EXHIBIT (a)(21)

Number: 1
Purchaser: Advanced Semiconductor Engineering, Inc. (“Company”)
Target Company: Siliconware Precision Industries Co., Ltd.
Target Company No.: 2325
Purpose:

The Company publically announces that the minimum condition of the tender offer for common shares and American depositary shares of Siliconware Precision Industries Co., Ltd. has been satisfied

Date of occurrence: September 18, 2015
Year of tender offer: 2015
Content:

1. Date of occurrence: September 18, 2015

2. Reason for occurrence:

Tender offer by the Company for common shares and American depository shares of Siliconware Precision Industries Co., Ltd. (Ticker: 2325, “SPIL”) -- as of 10:00 a.m., September 18, 2015, the number of common shares tendered in the ROC tender offer has reached 156,546,720 shares, exceeding the minimum share amount of 155,818,056 shares, satisfying the minimum condition of the tender offer.

3. Response measures:

The Company will continue the ROC tender offer for common shares of SPIL until 3:30 p.m. on September 22, 2015, Taiwan time. The U.S. tender offer will continue until 1:30 a.m. on September 22, 2015, New York time.

A reminder to shareholders of common shares of SPIL who wish to participate in the ROC tender offer, please bring passbooks and authorized chop specimen to your securities broker in order to participate in the ROC tender as soon as possible.

If you have any questions regarding the ROC tender offer, please contact the tender offer agent for the ROC tender offer, KGI Securities Co. Ltd., at the tender offer hot line: (02)2389-2999 (securities agency department), or visit the KGI Securities website: http://www.kgiworld.com.tw/.

If you have any questions regarding the U.S. tender offer, please contact the information agent for the U.S. tender offer, MacKenzie Partners, Inc., at +1 (800) 322-2885 (toll-free) (for holders in the U.S. and Canada) or +1 (212) 929-5500 (call collect) (for holders in other countries), to obtain free of charge the tender offer statement and related materials .

4. Other matters required by the Securities and Futures Bureau of the Financial Supervisory Commission:

(1) As stipulated in Article 19 Paragraph 4 of the Regulations Governing Public Tender Offers for Securities of Public Companies, after the public announcement by the Company, except as otherwise provided by laws, offerees that participated in the ROC tender offer may not withdraw their tenders.

(2) As the number of common shares tendered in the ROC tender offer has already exceeded the minimum share amount, the Company will complete share settlement and payment within 5 business days after the expiration of the tender offer period (i.e., before September 30, 2015 (inclusive)).